Exhibit 99

PRIMEDIA
PRIMEDIA Inc.	News Release
745 Fifth Avenue
New York, NY 10151

PRIMEDIA’s Education Segment to be Classified as a Discontinued Operation

New York—December 20, 2006—PRIMEDIA Inc. (NYSE: PRM) today announced that in accordance with generally accepted accounting principles (GAAP), the extent of the Company’s progress in exploring strategic options for the assets in its Education Segment will cause the Company to classify this Segment as a discontinued operation in the fourth quarter of 2006.

The Company’s Education Segment is comprised of Channel One, a proprietary network for secondary schools; Films Media Group, a leading source of educational video; and PRIMEDIA Healthcare, a medical education business.

Reflecting the previously announced sale of the Company’s hunting, fishing, and shooting assets, Enthusiast Media’s 2006 Segment EBITDA guidance is reduced from low single digit percentage growth to flat to low single digit percentage decline.  At the consolidated level, this reduction is more than offset by the positive impact of the discontinuation of the Education Segment, as 2006 consolidated Segment EBITDA guidance is raised from flat to low single digit percentage growth.  This guidance includes the Company’s expectation that in 2006 it will incur approximately $5 million of non-recurring expenses related to assessing the potential spin-off of its Consumer Guides Segment.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2005 revenue of $984 million (including discontinued operations not yet sold or shut down), its properties comprise over 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in two market segments:

•                  Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 90 publications, 100 leading websites, 90 events, 11 TV programs, 600 branded products, and has such well-known brands as Motor Trend, Automobile, Automotive.com, Equine.com, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile, Surfer, and Wavewatch.com.

•                  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 50,000 locations.  The Group owns and operates leading websites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com and RentClicks.

Contacts:	Eric M. Leeds (Investors): 212-745-1885
Joshua Hochberg (Media): 212-446-1892

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